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                                                                    EXHIBIT 99.1




                        REPORT OF INDEPENDENT ACCOUNTANTS


Our report on the consolidated financial statements of Philadelphia Consolidated Holding Corp. and Subsidiaries is included on page 24 of this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedules listed in the index on page 23 of this Form 10-K.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.



COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 6, 1998